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                                  EXHIBIT 23.7

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 by Quintiles Transnational Corp. for the registration of 21,474,689 shares of common stock, of our report dated February 11, 1998 relating to the financial statements of Professional Office Services, Inc. as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 and our report dated January 30, 1998 relating to the financial statements of XpiData, Inc. as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 included in Quintiles Transnational Corp.'s Form 8-K dated July 15, 1999 and to all references to our Firm included in this registration statement.


                                                /s/ ARTHUR ANDERSEN LLP


Nashville, Tennessee
December 16, 1999